Exhibit 99.2

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
(Pursuant to Rule 438 under the Securities Act of 1933)

I, Nader Kabbani, hereby consent to being named in the Registration Statement on Form S-1 of VenHub Global, Inc., a Nevada corporation (the “Company”), and any amendments or supplements thereto, as a person who has been nominated to become a director of the Company.

Date: 10/2/2025

/s/ Nader Kabbini

Nader Kabbani